Exhibit 99.01

Cablevision Agrees to Sell Ohio Cable Systems to Adelphia

   $1.53 Billion Transactions Valued at Approximately $5,000 per Subscriber

    BETHPAGE, N.Y., and COUDERSPORT, Pa., Dec. 8 /PRNewswire/ -- Cablevision Systems Corporation (NYSE: CVC) and Adelphia Communications Corporation (Nasdaq:
ADLAC) announced that they have executed definitive agreements under which Cablevision will sell its cable systems in the Greater Cleveland metropolitan area to Adelphia for total consideration of $1.53 billion in cash and securities. The transactions are valued at approximately $5,000 per subscriber for the 306,000-subscriber operation.
    The combined $1.53 billion purchase price for the transactions will be composed of $990 million in cash and $540 million in Adelphia Class A Common Stock. Cablevision expects to use the proceeds to reduce outstanding debt.
    This acquisition increases Adelphia's total subscriber base to more than 5.3 million customers. It also substantially increases Adelphia's presence in the Great Lakes region to more than 1.3 million customers stretching from the western suburbs of Cleveland through western Pennsylvania to Buffalo, New York. Adelphia's other operations within this region include the Empire Sports television network and the commercial telephone networks of Adelphia Business Solutions ("ABIZ") in the cities of Cleveland; Pittsburgh; Erie, Pennsylvania; and Buffalo.
    Cablevision announced in September that it was pursuing strategic alternatives for its cable operations in the Greater Cleveland area and other locations as part of a strategy to concentrate its efforts in the New York metropolitan area and to improve its balance sheet. The company will continue to evaluate strategic alternatives for the operation of its systems in Massachusetts and in Kalamazoo, Michigan.
    In addition to its telephone and Internet services, Cablevision operates the cable industry's largest cluster, serving 2.8 million customers throughout the New York, New Jersey, and Connecticut tristate area.
    The companies expect the transactions to close as expeditiously as possible after necessary franchise transfer and other required approvals are obtained.
    Merrill Lynch & Co. and Bear, Stearns & Co. Inc. advised Cablevision in connection with this transaction.
    Cablevision Systems Corporation is one of the nation's leading media, telecommunications and entertainment companies. The Company's cable television operations serve more than 3.4 million customers located primarily in the New York metropolitan area. Rainbow Media Holdings, Inc., a 75%-owned subsidiary of Cablevision, manages entertainment, news, and sports programming businesses. Rainbow Media's assets include ownership interests in American Movie Classics, Bravo, Madison Square Garden, Radio City Entertainment and FOX Sports Net. The Company also owns and operates THE WIZ consumer electronics stores in 41 locations and operates the Clearview Cinema Group with 291 motion picture theater screens in the New York metropolitan area.
    Adelphia Communications Corporation is one of the largest cable television operators in the United States, now serving approximately 5.3 million cable subscribers. Through Adelphia Business Solutions, Adelphia now serves more than 300,000 telephone access lines.
    For Internet users: Information about Cablevision Systems Corporation, as well as background on its executives and other materials can be accessed on the World Wide Web at http://www.cablevision.com and information about Adelphia Communications and Adelphia Business Solutions can be accessed at http://www.adelphia.com and http://www.adelphia-abs.com respectively.




SOURCE  Adelphia Communications Corporation